Exhibit 99.1

ARBINET ANNOUNCES THIRD QUARTER FINANCIAL RESULTS

Board Authorizes $5 Million Stock Repurchase Program

NEW BRUNSWICK, N.J., November 6, 2008 - Arbinet-thexchange, Inc. (NasdaqGM: ARBX), a leading provider of innovative voice and IP solutions for buying and selling telecommunications capacity, today reported financial results for the third quarter ended September 30, 2008.

Third quarter 2008 fee revenues were $11.7 million, a 13.9% decrease over second quarter 2008 and a 6.4% decrease from third quarter 2007. A total of 3.1 billion minutes were bought and sold on Arbinet’s exchange in the third quarter 2008, compared to 3.62 billion minutes in the third quarter 2007. Arbinet completed 401.8 million calls during the third quarter 2008, compared to 483.3 million calls in the third quarter 2007.

Third quarter 2008 loss from operations was ($1.5) million, compared to income from operations of $1.0 million in the third quarter 2007. Current year results include a $1.3 million severance charge related to senior management changes and a workforce reduction in our Voice & Data business. In addition, we recognized an asset impairment charge of approximately $0.5 million to adjust the carrying value of certain decommissioned assets. During the current period, the estimated forfeitures for certain groups of options were revised resulting in a reduction in non-cash stock-based compensation expense of approximately $0.8 million. Excluding these items, third quarter 2008 loss from operations would have been ($0.5) million. The third quarter 2007 income from operations includes the benefit of a $0.7 million restructuring gain.

The net loss from continuing operations in the quarter was ($4.1) million or ($0.18) per diluted share, compared to net income from continuing operations of $1.5 million or $0.06 per diluted share in the third quarter 2007. Third quarter 2008 results included a non-cash foreign exchange loss of ($2.4) million or ($0.10) per diluted share, representing the impact of currency fluctuations on U.S. denominated obligations of our U.K. subsidiary.

During the quarter, the Company completed the sale of the assets of Broad Street Digital Limited. As previously announced, the Company’s digital media operating activities have been reclassified as discontinued operations. The unwinding of these operations resulted in a third quarter loss of $673,000 or ($0.03) per diluted share.

“We remain focused on our core voice and data business with the goal of growing our customer base while working to ensure the quality of the exchange,” said Shawn O’Donnell, President and Chief Executive Officer of Arbinet. “During the quarter, we successfully grew our membership base to over 1,100 members. Now more than ever, our customers are looking for ways to better manage their costs, which is where Arbinet comes in. Our solutions, along with our platform and routing expertise allow us to offer our customers flexible solutions to help them manage their operations and grow their businesses more effectively. In the context of the current environment, we are also focused on prudently managing our capital and expenses by right-sizing our infrastructure. During the quarter, our actions included an overall 10% reduction in headcount impacting non-customer facing areas only.”

Additionally, on Tuesday, November 4, 2008, the Company’s Board of Directors authorized the Company to purchase up to $5.0 million of shares of the Company’s common stock. Stock repurchases will be made from time to time through the open market. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements, market conditions, and other corporate liquidity requirements and priorities. This stock repurchase program may be suspended or terminated at any time without prior notice, and has no expiration date.

Quarterly Conference Call

Arbinet will host a conference call to discuss its third quarter 2008 results at 5:00 p.m. Eastern Time today.

The dial-in number for the live audio call beginning at 5:00 p.m. Eastern Time is 888-562-3654, or 973-582-2703 for international callers; the passcode is 70744246. A live web cast of the conference call will be available on Arbinet's web site at http://www.arbinet.com.

A replay of the call will be available from 8:00 p.m. Eastern Time on Thursday, November 6, 2008 through midnight on November 13, 2008 at http://www.arbinet.com and by telephone at 800-642-1687, or 706-645-9291 for international callers; the passcode is 70744246.

About Arbinet
Arbinet is a leading provider of innovative voice and IP solutions empowering communications companies to create the most efficient and valuable global interconnections. Arbinet offers the greatest flexibility in global scale, platform intelligence, and managed solutions to achieve commercial efficiency and interconnection simplicity.

Arbinet manages business relationships, back office operations and call routing for Members who route through Arbinet approximately 2% of the world’s international voice traffic to over 1,300 destinations worldwide. Arbinet Members include fixed line, mobile, wholesale and VoIP carriers as well as calling card, ISPs, ASPs and content providers around the world who buy and sell voice and IP telecommunications capacity. For more information about Arbinet’s solutions, visit www.arbinet.com

Forward-Looking Statements

This press release contains forward-looking statements regarding anticipated future revenues, growth, capital expenditures, management’s future expansion plans, expected product and service developments or enhancements, and future operating results. Such forward-looking statements may be identified by, among other things, the use of forward-looking terminology such as: "believes," "expects," "may," "will," "should" or "anticipates," or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. Various important risks and uncertainties may cause Arbinet’s actual results to differ materially from the results indicated by these forward-looking statements, including, without limitation: members (in particular, significant trading members) not trading on our exchange or utilizing our new and additional services (including DirectAxcessSM, PrivateExchangeSM, AssuredAxcessSM and PeeringSolutionsSM); continued volatility in the volume and mix of trading activity; our uncertain and long member enrollment cycle; the failure to manage our credit risk; failure to manage our growth; pricing pressure; investment in our management team and investments in our personnel; regulatory uncertainty; system failures, human error and security breaches that could cause Arbinet to lose members and expose it to liability; Arbinet’s ability to obtain and enforce patent protection for our methods and technologies; economic conditions and volatility of financial markets, and the impact they may have on Arbinet and its customers; and disruption or uncertainty resulting from recent changes in senior management. For a further list and description of the risks and uncertainties the Company faces, please refer to Part I, Item 1A of the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 17, 2008, and other filings that have been filed with the Securities and Exchange Commission. Arbinet assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise and such statements are current only as of the date they are made.

Contacts:

Jack Wynne, CFO
Arbinet-thexchange, Inc.
732-509-9230

Andrea Priest / Andi Salas
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449

ARBINET - THEXCHANGE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2008	2007	2008
	($ in thousands, except per share data)

Trading revenues	$116,701	$94,956	$368,329	$330,400
Fee revenues	12,516	11,702	37,661	38,003
Total revenues	129,217	106,658	405,990	368,403

Cost of trading revenues	116,797	95,112	368,569	330,696
Indirect cost of trading and fee revenues	4,976	4,840	15,056	15,258
Total cost of trading and fee revenues	121,773	99,952	383,625	345,954

Gross Profit	7,444	6,706	22,365	22,449
Cost and expenses:
Sales and marketing	2,390	2,409	7,244	8,200
General and administrative	2,898	2,162	10,270	8,292
Depreciation and amortization	1,801	1,921	5,779	5,637
Severance charges	9	1,277	1,030	1,277
Restructuring	(672)		(672)	-
Impairment charge	-	476		476
Reserve for litigation	-	-	1,940	-
Total costs and expenses	6,426	8,245	25,591	23,882
Income (loss) from operations	1,018	(1,539)	(3,226)	(1,433)
Interest income	652	181	2,127	823
Interest expense	(208)	(134)	(779)	(443)
Foreign currency exchange gain (loss)	159	(2,372)	434	(2,360)
Other income (expense), net	(24)	94	382	178
Income (loss) from continuing operations before income taxes	1,597	(3,770)	(1,062)	(3,235)
Provision for income taxes	64	331	225	511
Income (loss) from continuing operations	1,533	(4,101)	(1,287)	(3,746)
Discontinued operations:
(Loss) from discontinued operations,
net of income tax $0 in 2007 and $11 in 2008	(550)	(673)	(2,079)	(2,129)
Net (loss)	$983	$(4,774)	$(3,366)	$(5,875)
Basic net income (loss) per share:
Continuing operations	$0.06	$(0.18)	$(0.05)	$(0.15)
Discontinued operations	$(0.02)	$(0.03)	$(0.08)	$(0.09)
Net (loss)	$0.04	$(0.21)	$(0.13)	$(0.24)
Diluted net income (loss) per share:
Continuing operations	$0.06	$(0.18)	$(0.05)	$(0.15)
Discontinued operations	$(0.02)	$(0.03)	$(0.08)	$(0.09)
Net(loss)	$0.04	$(0.21)	$(0.13)	$(0.24)
Dividends	$-	$(0.40)	$-	$(0.40)
Shares used in computing basic net income (loss) per share	25,540,028	23,067,698	25,074,860	24,314,886
Shares used in computing diluted net
income (loss) per share	25,967,895	23,067,698	25,074,860	24,314,886
Other comprehensive income:
Cumulative unrealized (loss) in available-for-sale securities	2	(52)	(4)	(60)
Foreign currency translation adjustment	48	1,274	116	1,275
Comprehensive (loss)	$1,033	$(3,552)	$(3,254)	$(4,660)

ARBINET - THEXCHANGE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,	September 30,
	2007	2008
	($ in thousands ,except per share data)
ASSETS
Current Assets:
Cash and cash equivalents	$28,556	$8,376
Marketable securities	20,344	13,226
Trade accounts receivable (net of allowance of $1,481 and $1,758 at December 31, 2007 and June 30, 2008,
respectively)	28,451	28,005
Prepaids and other current assets	2,421	4,425
Total current assets	79,772	54,032
Property and equipment, net	23,002	22,350
Security deposits	2,430	2,127
Intangible assets, net	2,018	1,694
Goodwill	2,196	1,964
Other assets	76	322
Long term assets of discontinued operations	440	-
Total Assets	$109,934	82,489

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Capital lease obligation	$7	$-
Notes payable	493	-
Due to Silicon Valley Bank	285	749
Accounts payable	16,123	11,735
Deferred revenue	2,499	2,010
Accrued and other current liabilities	8,250	8,388
Current liabilities of discontinued operations	334	643
Total current liabilities	27,991	23,525
Other long-term liabilities	2,282	1,634
Total liabilities	30,273	25,159
Commitments and Contingencies	—	—
Stockholders’ Equity:
Preferred Stock, 5,000,000 shares authorized	—	—
Common Stock, $0.001 par value, 60,000,000 shares authorized, 26,355,641 and 26,613,581 shares issued
and outstanding, respectively	26	27
Additional paid-in-capital	181,644	173,091
Treasury stock, 674,233 and 2,132,084 shares, respectively	(4,613)	(13,732)
Accumulated other comprehensive loss	(455)	760
Accumulated deficit	(96,941)	(102,816)
Total Stockholders’ Equity	79,661	57,330
Total Liabilities and Stockholders’ Equity	$109,934	82,489